Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE

•	Romanian exploration well declared a dry hole
•	Akkaya platform production steady at 18 million cubic feet per day
•	Repair work on Dogu Ayazli spur underway

DALLAS, TEXAS – (June 25, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that the Lapos-2 exploration well in Romania has been plugged and abandoned. The well confirmed the presence of good sand sections with hydrocarbon shows indicated, but testing failed to produce any commercial quantities.

Offshore Turkey in the South Akcakoca Sub-basin project, TPAO (the operator of the project) has confirmed that natural gas production from the three wells on the Akkaya platform has been flowing at approximately 18 million cubic feet of gas per day. For May and June, the gas price received under the sales contract was approximately $8.40 per thousand cubic feet.

Repair operations on the pipeline spur to the Dogu Ayazli platform have commenced, and are expected to take approximately 30 days to complete. The spur was inadvertently damaged during marine operations around the platform.

Operations on the Ayazli platform continue, with the Ayazli-3A well completion finished and the Ayazli-2A completion underway. After the Ayazli-2A is completed, topsides will be installed on the Ayazli tripod and tie-back operations will commence.

The “Prometheus” jack-up rig will be released from the South Akcakoca Sub-basin project after completing the Ayazli-2A and will proceed to drill an exploratory well, designated Karaburun-1, for partners Toreador and HEMA (a Turkish industrial conglomerate) in the Thrace Black Sea permit area. The well is targeting a potential upper Eocene-age reef in the Sogucak formation and the lower Eocene-age Hamitabat sands. Both formations are productive onshore in the Turkish Thrace Basin. The permit area consists of eight offshore blocks in the Turkish Black Sea totaling approximately 800,000 acres between Bulgarian waters and the Bosporus. Toreador has a 50% interest in the permit area and is the operator, with HEMA holding the other 50% interest.

Toreador Provides Operational Update, June 25, 2007	Page 2 of 2

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restriction, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net